Exhibit 3.2

150303

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number
Barbara K. Cegavske	20190197729-67
Barbara K. Cegavske Secretary of State State of Nevada	Filing Date and Time 05/06/2019 8:33 AM
	Entity Number E0624172010-9

Amendment to Certificate of Designation After Issuance of Class or Series

(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT **ABOVE SPACE IS FOR OFFICE USE ONLY**

Certificate of Amendment to Certificate of Designation For Nevada Profit Corporations

(Pursuant to NRS 78.1955 - After Issuance of Class or Series)

1. Name of corporation:

FC Global Realty Incorporated

2. Stockholder approval pursuant to statute has been obtained.

3. The class or series of stock being amended:

Series B Non-Voting Convertible Preferred Stock

4. By a resolution adopted by the board of directors, the certificate of designation is being amended as follows or the new class or series is:

The Certificate of Designation of Series B Non-Voting Convertible Preferred Stock is hereby amended and and restated in its entirety as set forth in Exhibit A.

5. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

6. Signature: (required)

X *Michele Pupach*

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

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Nevada Secretary of State NRS Amend Designation - After
Revised: 1-5-15

EXHIBIT A

FC GLOBAL REALTY INCORPORATED

AMENDED AND RESTATED

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS
OF

SERIES B NON-VOTING CONVERTIBLE PREFERRED STOCK

PURSUANT TO SECTION 78.1955 OF THE
NEVADA REVISED STATUTES

 FC Global Realty Incorporated, a Nevada corporation (the “Corporation”), does hereby certify that, pursuant to the authority contained in its Articles of Incorporation, as amended, and in accordance with the provisions of Section 78.1955 of the Nevada Revised Statutes, the board of directors of the Corporation (the “Board of Directors”) has adopted the following resolution creating the following series of the Corporation’s Series B Non-Voting Convertible Preferred Stock and determined the voting powers, designations, powers, preferences and relative, participating, optional, or other special rights, and the qualifications, limitations, and restrictions thereof, of such series:

RESOLVED, that the Board of Directors does hereby provide for the issuance of the following series of preferred stock for cash or exchange of other securities, rights or property and does hereby fix and determine the rights, preferences, restrictions and other matters relating to such series of preferred stock as follows:

Section 1. Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Business Day” means any day except any Saturday, any Sunday, and any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Common Stock” means the Corporation’s common stock, par value $0.01 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

“Deemed Liquidation Event” means:

(i)        the acquisition by any Person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of shares of the Corporation entitling that person to exercise more than 50% of the total voting power of all shares of the Corporation entitled to vote generally in elections of directors (except that such Person will be deemed to have beneficial ownership of all securities that such Person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); provided, that the initial Holder of the Series B Preferred Stock and its limited partners, members or other investors and their respective affiliates shall be excluded including from the determination of any syndicate or group from this condition.

(ii)       any consolidation or merger of the Corporation in which the Corporation is not the surviving entity, to the extent that (x) in connection therewith, the holders of Common Stock receive as consideration, whether in whole or in part, for such Common Stock (1) cash, (2) notes, debentures or other evidences of indebtedness or obligations to pay cash or (3) preferred stock of the surviving entity (whether or not the surviving entity is the Corporation) which ranks on a parity with or senior to the preferred stock received by Holders of the Series B Preferred Stock with respect to liquidation or dividends or (y) the Holders of the Series B Preferred Stock do not receive preferred stock of the surviving entity with rights, powers and preferences equal to (or more favorable to the Holders than) the rights, powers and preferences of the Series B Preferred Stock; or

(iii)       the sale, lease, transfer or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, except where such sale, lease, transfer or other disposition is to a wholly-owned subsidiary of the Corporation.

“Holder” means a holder of shares of Series B Preferred Stock.

“Junior Securities” means, collectively, the Common Stock and any other class of securities hereafter authorized that is specifically designated as junior to the Series B Preferred Stock.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Requisite Holders” means Holders of a majority of the issued and outstanding shares of Series B Preferred Stock.

“Securities Act” means the Securities Act of 1933, as amended.

“Series B Original Issue Price” means $10.00 per share.

Section 2. Designation, Amount and Par Value. The series of preferred stock shall be designated Series B Non-Voting Convertible Preferred Stock, par value $0.01 per share (the “Series B Preferred Stock”), and the number of shares so designated shall be 11,696,993. Each share of Series B Preferred Stock shall have a stated value equal to the Series B Original Issue Price.

Section 3. Ranking. The Series B Preferred Stock will, with respect to rights to receive dividends and to participate in distributions or payments upon liquidation, dissolution or winding up of the Corporation, rank (a) senior to the Common Stock and any Junior Securities to the extent provided in this Amended and Restated Certificate of Designation, (b) junior to the Series A Preferred Stock, and (c) on parity with any class or series of capital stock of the Corporation expressly designated as ranking on parity with the Series B Preferred Stock as to dividend rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation, other than the capital stock referred to in clause (a) (the “Parity Securities”).

Section 4. Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (a “Liquidation Event”) or Deemed Liquidation Event, then:

(a)       The Holders of the Series B Preferred Stock shall be entitled to be paid a liquidation preference out of the assets of the Corporation available for distribution to its stockholders before any payment shall be made to the holders of Junior Securities by reason of their ownership thereof, but pari passu with the holders of shares of Parity Securities on a pro rata basis (as provided in this Section 4 above) in an amount per share equal to $0.01;

(b)       All shares of the Series B Preferred Stock shall be converted into shares of Common Stock automatically and without the action or consent of any other person at the Conversion Rate then applicable, such conversion to be effected in accordance with Section 7 of this Amended and Restated Certificate of Designation; and

(c)       The Corporation shall provide written notice of any Liquidation Event or Deemed Liquidation event promptly to each Holder, and not less than 5 days prior to the payment date stated therein.

Section 5.  Voting and Dividend Rights.

(a)       The Series B Preferred Stock will have no voting rights other than to approve the amendment to the Articles of Incorporation that change any of the terms and provisions of the Series B Preferred Stock in a manner that is adverse to the Holders of the Series B Preferred Stock, which approval may be effected by the Requisite Holders.

(b)       Except with respect to a business combination provided in Section 7(g) of this Amended and Restated Certificate of Designation, the Series B Preferred Stock will participate fully with respect to all distributions and dividends made to the holders of the Common Stock and each Holder of Series B Preferred Stock shall receive the same dividend or distribution as if such shares of Series B Preferred Stock were converted to shares of Common Stock in accordance with Section 7(g) of this Amended and Restated Certificate of Designation immediately prior to the applicable record date for such Common Stock dividend or distribution, and the record date for the shares of Series B Preferred Stock for any such dividend or distribution shall be the same as the applicable record date for the Common Stock.

Section 6.  Redeemed or Otherwise Acquired Shares. Any shares of Series B Preferred Stock that are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred. Neither the Corporation nor any of its subsidiaries may exercise any voting or other rights granted to the Holders of Series B Preferred Stock following redemption.

Section 7.   Conversion of the Series B Preferred Stock.

(a)       Conversion at Holder’s Option.

(i)       Holders, at their option, and subject to the provisions of Section 7(c), may, at any time and from time to time, convert some or all of their outstanding shares of Series B Preferred Stock into Common Stock at the then applicable Conversion Rate (such date of conversion, the “Conversion Date”). “Conversion Rate” means 24.4233:1 so that each share of Series B Preferred Stock will be converted into 24.4233 shares of Common Stock, subject to adjustment for any stock splits, stock combinations, recapitalizations or similar transactions, or as provided in this Amended and Restated Certificate of Designation.

(ii)       The Corporation shall not issue fractional shares of Common Stock upon the conversion of shares of Series B Preferred Stock. As to any fraction of a share which the Holder would otherwise be entitled upon such conversion, the Corporation shall round up to the next whole share.

(iii)       Holders’ Conversion Procedures.

(1)       Holders may convert some or all of their shares by surrendering to the Corporation at its principal office or at the office of its transfer agent, as may be designated by the Board of Directors, the certificate or certificates for the shares of Series B Preferred Stock to be converted, accompanied by a written notice stating that the Holder elects to convert all or a specified whole number of those shares in accordance with the provisions described in this Section 7(a)(iii) and specifying the name or names in which the Holder wishes the certificate or certificates for the shares of Common Stock to be issued. If the notice specifies a name or names other than the name of the Holder, the notice shall be accompanied by payment of all transfer taxes payable upon the issuance of shares of Common Stock in that name or names. Other than such transfer taxes, the Corporation shall pay any documentary, stamp or similar issue or transfer taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Series B Preferred Stock. The date on which the Corporation has received all of the surrendered certificate or certificates the notice relating to the conversion and payment of all required transfer taxes, if any, or the demonstration to the Corporation’s satisfaction that those taxes have been paid, shall be deemed the Conversion Date with respect to a share of Series B Preferred Stock. As promptly as practicable after the Conversion Date with respect to any shares of Series B Preferred Stock, the Corporation shall deliver or cause to be delivered (A) certificates representing the number of validly issued, fully paid and non-assessable shares of Common Stock to which the holders of shares of such Series B Preferred Stock, or the transferee of the holder of such shares of Series B Preferred Stock, shall be entitled and (B) if less than the full number of shares of Series B Preferred Stock represented by the surrendered certificate or certificates is being converted, a new certificate or certificates, of like tenor, for the number of shares represented by the surrendered certificate or certificates, less the number of shares being converted. This conversion shall be deemed to have been made at the close of business on the Conversion Date so that the rights of the Holder as to the shares being converted shall cease except for the right to receive the conversion value, and, if applicable, the Person entitled to receive shares of Common Stock shall be treated for all purposes as having become the record holder of those shares of Common Stock at that time on that date.

(2)       In lieu of the foregoing procedures, if the Series B Preferred Stock is held in global certificate form, the Holder must comply with the procedures of the Depository Trust Corporation to convert its beneficial interest in respect of the Series B Preferred Stock represented by a global stock certificate of the Series B Preferred Stock.

(3)       If more than one share of Series B Preferred Stock is surrendered for conversion by the same holder at the same time, the number of whole shares of Common Stock issuable upon conversion of those shares of Series B Preferred Stock shall be computed on the basis of the total number of shares of Series B Preferred Stock so surrendered.

(b)      Automatic Conversion Event and Conversion.

(i)       All of the issued and outstanding shares of the Series B Preferred Stock shall be converted to shares of Common Stock at the Conversion Rate on October 2, 2019 or such earlier date as permitted by the Corporation is in its sole and absolute discretion; provided that no such conversion shall be permitted prior to the date that the Corporation files an amendment to its Amended and Restated Articles of Incorporation to increase its authorized shares of Common Stock (the “Automatic Conversion Date”).

(ii)       From and after the Automatic Conversion Date, the only rights of a Holder with respect to the Series B Preferred Stock shall be the right to receive the Common Stock as provided in this Amended and Restated Certificate of Designation, provided, that to the extent Section 7(b)(ii) of this Amended and Restated Certificate of Designation is applicable, then such Holder shall continue to have the rights to the Series B Preferred Stock to such extent.

(iii)      The Corporation shall not issue fractional shares of Common Stock upon the conversion of shares of Series B Preferred Stock. As to any fraction of a share which the Holder would otherwise be entitled upon such conversion, the Corporation shall round up to the next whole share.

(iv)      Holders’ Conversion Procedures.

(1)       The Corporation shall provide a notice of the Automatic Conversion Date promptly after such date.

(2)       The conversion by a Holder of the shares of the Series B Preferred Stock to shares of Common Stock shall be effected by such Holder surrendering to the Corporation at its principal office or at the office of its transfer agent, as may be designated by the Board of Directors, the certificate or certificates for the shares of Series B Preferred Stock to be converted, accompanied by a duly signed stock power (together with such guarantees as may be required by the Corporation or its transfer agent) and specifying the name or names in which the Holder wishes the certificate or certificates for the shares of Common Stock to be issued. If the notice specifies a name or names other than the name of the Holder, the notice shall be accompanied by payment of all transfer taxes payable upon the issuance of shares of Common Stock in that name or names. Other than such transfer taxes, the Corporation shall pay any documentary, stamp or similar issue or transfer taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Series B Preferred Stock. As promptly as practicable after the receipt of such certificates and documents from a Holder of shares of the Series B Preferred Stock, the Corporation shall deliver or cause to be delivered certificates representing the number of validly issued, fully paid and non-assessable shares of Common Stock to which such Holder of shares of such Series B Preferred Stock, or the transferee of such Holder of such shares of Series B Preferred Stock, shall be entitled. This conversion shall be deemed to have been made at the close of business on the Automatic Conversion Date so that the rights of the Holder as to the shares being converted shall cease except for the right to receive the conversion value, and, if applicable, the person entitled to receive shares of Common Stock shall be treated for all purposes as having become the record holder of those shares of Common Stock at that time on that date.

(3)       In lieu of the foregoing procedures, if the Series B Preferred Stock is held in global certificate form, the Holder must comply with the procedures of the Depository Trust Corporation to convert its beneficial interest in respect of the Series B Preferred Stock represented by a global stock certificate of the Series B Preferred Stock.

(c)       Conversion Limitations. The Corporation shall not effect a conversion pursuant to Section 7(a) or Section 7(b) to the extent that the Corporation does not have sufficient authorized shares of Common Stock. The Corporation shall use its commercially reasonable efforts to file an amendment to its Amended and Restated Articles of Incorporation as promptly as possible to increase its authorized shares of Common Stock to reserve a sufficient number of shares in accordance with Section 7(a) and Section 7(d).

(d)       Reservation of Shares. Subject to the filing of an amendment to the Corporation’s Amended and Restated Articles of Incorporation in accordance with Section 7(c), the Corporation shall at all times reserve and keep available, free from preemptive rights out of the Corporation’s authorized but unissued shares of capital stock, for issuance upon the conversion of shares of Series B Preferred Stock, a number of the Corporation’s authorized but unissued shares of Common Stock that shall from time to time be sufficient to permit the conversion of all outstanding shares of Series B Preferred Stock.

(e)       Compliance with Laws; Validity, etc., of Common Stock. Before the delivery of any securities upon conversion of shares of Series B Preferred Stock, the Corporation shall comply with all applicable federal and state laws and regulations. All shares of Common Stock delivered upon conversion of shares of Series B Preferred Stock shall, upon delivery, be duly and validly issued, fully paid and non-assessable, free of all liens and charges, not subject to any preemptive rights and without restriction (whether under Rule 144 or otherwise).

(f)        Payment of Dividends Upon Conversion.

(i)       If a Holder exercises its conversion rights, upon delivery of the shares of Series B Preferred Stock for conversion, those shares of Series B Preferred Stock shall cease to cumulate dividends as of the end of the Conversion Date or Automatic Conversion Date, and the Holder shall not receive any cash payment in an amount equal to accrued and unpaid dividends on the shares of Series B Preferred Stock, except in those limited circumstances discussed below in this Section 7(f). Except as provided below in this Section 7(f), the Corporation shall make no payment for accrued and unpaid dividends, whether or not in arrears, on shares of Series B Preferred Stock converted at the election of holders of such shares.

(ii)      If the Conversion Date or Automatic Conversion Date is before the close of business on a dividend record date, the Holder shall not be entitled to receive any portion of the dividend payable on such shares of converted stock on the corresponding dividend payment date.

(iii)     If the Conversion Date or Automatic Conversion Date is after the dividend record date but prior to the corresponding dividend payment date, the Holder on the dividend record date will receive on that dividend payment date accrued dividends on those shares of Series B Preferred Stock, notwithstanding the conversion of those shares of Series B Preferred Stock prior to that dividend payment date.

(g)       Effect of Business Combinations. In the case of the following events (each a “business combination”):

(i)       any recapitalization, reclassification or change of Common Stock (other than changes resulting from a subdivision or combination);

(ii)      a consolidation, merger or combination involving the Corporation;

(iii)     a sale, conveyance or lease to another corporation of all or substantially all of the Corporation’s property and assets (other than to one or more of the Corporation’s subsidiaries); or

(iv)     a statutory share exchange,

in each case, as a result of which holders of Common Stock are entitled to receive stock, other securities, other property or assets (including cash or any combination thereof) with respect to or in exchange for Common Stock, the Conversion Rate shall on record date for the Common Stock with respect to such business combination (or if no record date, then on the closing date of such business combination) be adjusted so that a Holder shall be entitled thereafter to convert such shares of Series B Preferred Stock into the kind and amount of stock, other securities or other property or assets (including cash or any combination thereof) which the Holder would have owned or been entitled to receive upon such business combination as if such Holder held a number of shares of Common Stock equal to the Conversion Rate in effect on the effective date for such business combination, multiplied by the number of shares of Series B Preferred Stock held by such Holder. In the event that holders of Common Stock have the opportunity to elect the form of consideration to be received in such business combination, the Corporation shall make adequate provision whereby the Holders shall have a reasonable opportunity to determine the form of consideration into which all of the shares of Series B Preferred Stock, treated as a single class, shall be convertible from and after the effective date of such business combination. Such determination shall be based on the weighted average of elections made by the Holders who participate in such determination, shall be subject to any limitations to which all holders of Common Stock are subject, such as pro rata reductions applicable to any portion of the consideration payable in such business combination, and shall be conducted in such a manner as to be completed by the date which is the earliest of (1) the deadline for elections to be made by holders of Common Stock and (2) two business days prior to the anticipated effective date of the business combination.

The Corporation shall provide notice of the opportunity to determine the form of such consideration, as well as notice of the determination made by the Holders (and the weighted average of elections), by posting such notice with the Depository Trust Corporation and providing a copy of such notice to the Corporation’s transfer agent. If the effective date of a business combination is delayed beyond the initially anticipated effective date, the Holders shall be given the opportunity to make subsequent similar determinations in regard to such delayed effective date. The Corporation may not become a party to any such transaction unless its terms are consistent with the preceding. None of the foregoing provisions shall affect the right of a Holder to convert such Holder’s shares of Series B Preferred Stock into shares of Common Stock prior to the effective date of such business combination.

Section 8. Miscellaneous.

(a)       Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service or delivered by electronic mail, addressed to the Corporation, at the principal address of the Corporation or such other facsimile number, e-mail address or address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section 8. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service or delivered by electronic mail addressed to each Holder at the facsimile number, e-mail address or address of such Holder appearing on the books of the Corporation, or if no such facsimile number or address appears on the books of the Corporation, at the principal place of business of such Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth in this Section prior to 5:30 p.m. (New York City time) on any date, (ii) the next Business Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth in this Section on a day that is not a Business Day or later than 5:30 p.m. (New York City time) on any Business Day, (iii) the second Business Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

(b)       Absolute Obligation. Except as expressly provided herein, no provision of this Amended and Restated Certificate of Designation shall alter or impair the obligation of the Corporation, which is absolute and unconditional, to pay liquidated damages and accrued dividends, as applicable, on the shares of Series B Preferred Stock at the time, place, and rate, and in the coin or currency, herein prescribed.

(c)       Lost or Mutilated Series B Preferred Stock Certificate. If a Holder’s Series B Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series B Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Corporation.

(d)       Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Amended and Restated Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of Nevada, without regard to the principles of conflict of laws thereof.

(e)       Amendments; Waiver. This Amended and Restated Certificate of Designation may be amended or any provision of this Amended and Restated Certificate of Designation may be waived by the Corporation solely with the affirmative vote at a duly held meeting or written consent of the Requisite Holders; provided that any amendment that is not adverse to the rights of the Series B Preferred Stock may be amended with the approval of the Board of Directors of the Corporation unless such other approval is required under applicable law. Any waiver by the Corporation or a Holder of a breach of any provision of this Amended and Restated Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Amended and Restated Certificate of Designation or a waiver by any other Holders, except that a waiver by the Requisite Holders will constitute a waiver of all Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Amended and Restated Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Amended and Restated Certificate of Designation on any other occasion. Any waiver by the Corporation or a Holder must be in writing.

(f)       Severability. If any provision of this Amended and Restated Certificate of Designation is invalid, illegal or unenforceable, the balance of this Amended and Restated Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

(g)       Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

(h)       Headings. The headings contained herein are for convenience only, do not constitute a part of this Amended and Restated Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

(i)       Status of Converted or Redeemed Series B Preferred Stock. If any shares of Series B Preferred Stock shall be converted, redeemed or reacquired by the Corporation, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series B Preferred Stock.

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